Exhibit 99.1
Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
November 25, 2008
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS AND DECLARES QUARTERLY DIVIDEND
FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported results for its fourth quarter and fiscal year ended September 30, 2008. Home sales revenue for the fourth quarter of fiscal 2008 totaled $1.5 billion on 6,961 homes closed, compared to $3.0 billion on 11,733 homes closed in the same quarter of fiscal 2007. Land and lot sales revenue in the fourth quarter totaled $209.2 million, compared to $154.8 million in the same quarter of fiscal 2007. Approximately 32,000 lots were sold during the quarter, of which 55% were undeveloped, 20% were partially developed and 25% were fully developed. The Company owned approximately 99,000 lots at September 30, 2008.
Pre-tax charges to cost of sales in the fourth quarter included $364.7 million in impairment charges for owned inventory, $624.2 million in impairment charges for land and lots that were sold during the quarter and $85.7 million for write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue. Additionally, pre-tax goodwill impairment charges for the fourth quarter totaled $79.4 million. For the fourth quarter of fiscal 2008, the Company reported a net loss of $799.9 million or $2.53 per diluted share, which reflects a tax benefit of $365.3 million. The net loss for the same quarter of fiscal 2007 was $50.1 million or $0.16 per diluted share.
For the fiscal year ended September 30, 2008, the Company reported home sales revenue of $6.2 billion on 26,396 homes closed, compared to $10.7 billion in fiscal 2007 on 41,370 homes closed. Land and lot sales revenue in fiscal 2008 totaled $354.3 million, compared to $367.6 million in fiscal 2007.
Pre-tax charges to cost of sales in fiscal 2008 included $2.4 billion in inventory impairment charges and $111.9 million in write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue. Additionally, pre-tax goodwill impairment charges for the fiscal year totaled $79.4 million. For fiscal 2008, the Company reported a net loss totaling $2.6 billion, or $8.34 per diluted share. The net loss for fiscal 2007 was $712.5 million or $2.27 per diluted share.

The Company’s sales backlog of homes under contract at September 30, 2008 was 5,297 homes ($1.2 billion), compared to 10,442 homes ($2.7 billion) at September 30, 2007. Net sales orders for the fourth quarter ended September 30, 2008 totaled 3,977 homes ($852.3 million), compared to 6,374 homes ($1.3 billion) for the same quarter of fiscal 2007. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the fourth quarter of fiscal 2008 was 47%. Net sales orders for fiscal 2008 were 21,251 homes ($4.7 billion), compared to 33,687 homes ($8.2 billion) for fiscal 2007.
The Company’s homebuilding cash balance at September 30, 2008 was $1.4 billion and the Company expects to receive a federal income tax refund of $622 million in December 2008. Net cash provided by operating activities for fiscal 2008 was $1.9 billion, compared to $1.4 billion in fiscal 2007.
In the fourth quarter, the Company repurchased a total of $36.7 million principal amount of its outstanding notes for a total purchase price of $36.7 million, plus accrued interest. Subsequent to September 30, 2008, the Company has repurchased a total of $102.9 million principal amount of its outstanding notes for a total purchase price of $98.2 million, plus accrued interest.
The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on December 18, 2008 to stockholders of record on December 8, 2008.
Donald R. Horton, Chairman of the Board, said, "Market conditions in the homebuilding industry deteriorated during our fourth fiscal quarter and October, characterized by rising foreclosures, high inventory levels of both new and existing homes, increasing unemployment and eroding consumer confidence. We continue to adjust our business to the current homebuilding environment by reducing our homes under construction and our owned lot position, controlling costs and repaying debt.
“We have generated positive cash flow from operations in each of the past nine quarters, and we will continue to focus on maintaining our strong liquidity position and balance sheet. We plan to generate positive operating cash flow in fiscal 2009, in addition to the cash provided by our expected $622 million tax refund.”

The Company will host a conference call today (Tuesday, November 25th) at 10:00 a.m. Eastern time. The dial-in number is 800-374-9096, and the call will also be webcast from www.drhorton.com on the “Investor Relations” page.
During the fourth quarter, the Company changed its operating segments from operating regions to operating divisions. As a result of this change, the composition of the Company’s reporting segments was also revised. The California markets, which were previously presented as a separate reporting segment, are now included in the West reporting segment. Additionally, the Salt Lake City, Utah market, which was previously included in the Southwest reporting segment, is now included in the West reporting segment. The name of the Northeast reporting segment has been changed to the East reporting segment, although the markets comprising it remain the same. All prior year segment information has been restated to conform to the fiscal 2008 presentation. The changes in reporting segments have no effect on the Company’s consolidated financial position, results of operations or cash flows for the periods presented.
D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 26,000 homes in its fiscal year ended September 30, 2008. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 77 markets in 27 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include continuing to reduce our homes under construction and our owned lot position, controlling costs and repaying debt. The forward-looking statements also include our continued focus on maintaining our strong liquidity position and balance sheet and our plan to generate positive operating cash flow in fiscal year 2009 in addition to the cash provided by our expected $622 million tax refund. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the downturn in homebuilding and the disruptions in the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing and the increase in mortgage interest rates; the limited success of our strategies in responding to adverse conditions in the industry; changes in general economic, real estate, construction and other business conditions; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; and the uncertainties inherent in home warranty and construction defect claims matters. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly report on Form 10-Q, which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$1,544.5	$2,968.2	$6,164.3	$10,721.2
Land/lot sales	209.2	154.8	354.3	367.6

	1,753.7	3,123.0	6,518.6	11,088.8

Cost of sales:
Home sales	1,376.0	2,492.3	5,473.1	8,872.3
Land/lot sales	206.1	95.6	324.2	283.3
Inventory impairments and land option cost write-offs	1,074.6	318.6	2,484.5	1,329.5

	2,656.7	2,906.5	8,281.8	10,485.1

Gross profit (loss):
Home sales	168.5	475.9	691.2	1,848.9
Land/lot sales	3.1	59.2	30.1	84.3
Inventory impairments and land option cost write-offs	(1,074.6)	(318.6)	(2,484.5)	(1,329.5)

	(903.0)	216.5	(1,763.2)	603.7

Selling, general and administrative expense	175.7	282.6	791.8	1,141.5
Goodwill impairment	79.4	48.5	79.4	474.1
Interest expense	16.1	—	39.0	—
Loss on early retirement of debt	—	—	2.6	12.1
Other expense (income)	(2.1)	1.7	(9.1)	(4.0)

Operating loss from Homebuilding	(1,172.1)	(116.3)	(2,666.9)	(1,020.0)

Financial Services:
Revenues	28.7	49.4	127.5	207.7
General and administrative expense	23.7	34.4	100.1	153.8
Interest expense	1.0	3.1	3.7	23.6
Interest and other income	(2.9)	(4.2)	(11.4)	(38.5)

Operating income from Financial Services	6.9	16.1	35.1	68.8

Loss before income taxes	(1,165.2)	(100.2)	(2,631.8)	(951.2)
Provision for (benefit from) income taxes	(365.3)	(50.1)	1.8	(238.7)

Net loss	$(799.9)	$(50.1)	$(2,633.6)	$(712.5)

Basic and Diluted:
Net loss per share	$(2.53)	$(0.16)	$(8.34)	$(2.27)

Weighted average number of common shares	316.6	314.8	315.7	314.1

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$49.8	$48.7	$227.9	$220.3

Depreciation and amortization	$11.1	$16.1	$53.2	$64.4

Interest incurred	$59.8	$74.9	$240.4	$327.8

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of September 30,
	2008	2007
ASSETS	(In millions)
Homebuilding:
Cash and cash equivalents	$1,355.6	$228.3
Inventories:
Construction in progress and finished homes	1,681.6	3,346.8
Residential land and lots — developed and under development	2,409.6	5,334.7
Land held for development	531.7	540.1
Land inventory not owned	60.3	121.9

	4,683.2	9,343.5
Property and equipment, net	65.9	110.2
Income taxes receivable	676.2	—
Deferred income taxes, net of valuation allowance of $961.3 million and $4.7 million at September 30, 2008 and 2007, respectively	213.5	863.8
Earnest money deposits and other assets	247.5	291.2
Goodwill	15.9	95.3

	7,257.8	10,932.3

Financial Services:
Cash and cash equivalents	31.7	41.3
Mortgage loans held for sale	352.1	523.5
Other assets	68.0	59.2

	451.8	624.0

	$7,709.6	$11,556.3

LIABILITIES
Homebuilding:
Accounts payable	$254.0	$566.2
Accrued expenses and other liabilities	814.9	933.3
Notes payable	3,544.9	3,989.0

	4,613.8	5,488.5

Financial Services:
Accounts payable and other liabilities	27.5	24.7
Repurchase agreement and notes payable	203.5	387.8

	231.0	412.5

	4,844.8	5,901.0

Minority interests	30.5	68.4

STOCKHOLDERS’ EQUITY
Common stock	3.2	3.2
Additional capital	1,716.3	1,693.3
Retained earnings	1,210.5	3,986.1
Treasury stock, at cost	(95.7)	(95.7)

	2,834.3	5,586.9

	$7,709.6	$11,556.3

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Fiscal Year Ended
	September 30,
	2008	2007
	(In millions)
Operating Activities
Net loss	$(2,633.6)	$(712.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53.2	64.4
Amortization of debt discounts and fees	7.2	6.6
Stock option compensation expense	13.5	12.4
Income tax benefit from stock option exercises	—	(9.9)
Deferred income taxes	650.3	(489.0)
Loss on early retirement of debt	2.6	12.1
Inventory impairments and land option cost write-offs	2,484.5	1,329.5
Goodwill impairment	79.4	474.1
Changes in operating assets and liabilities:
Decrease in construction in progress and finished homes	1,304.6	657.8
Decrease in residential land and lots — developed, under development, and held for development	835.1	79.8
(Increase) decrease in earnest money deposits and other assets	(4.4)	123.3
Increase in income taxes receivable	(676.2)	—
Decrease in mortgage loans held for sale	171.4	499.4
Decrease in accounts payable, accrued expenses and other liabilities	(407.7)	(692.5)

Net cash provided by operating activities	1,879.9	1,355.5

Investing Activities
Purchases of property and equipment	(6.6)	(39.8)

Cash used in investing activities	(6.6)	(39.8)

Financing Activities
Proceeds from notes payable and repurchase agreement	321.5	2,980.0
Repayment of notes payable and repurchase agreement	(944.6)	(4,696.2)
Decrease in restricted cash	—	248.3
Proceeds from stock associated with certain employee benefit plans	9.5	12.7
Income tax benefit from stock option exercises	—	9.9
Cash dividends paid	(142.0)	(188.4)

Net cash used in financing activities	(755.6)	(1,633.7)

Increase (Decrease) in Cash and Cash Equivalents	1,117.7	(318.0)
Cash and cash equivalents at beginning of year	269.6	587.6

Cash and cash equivalents at end of year	$1,387.3	$269.6

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2008		2007		2008		2007
	Homes	Value	Homes	Value	Homes	Value	Homes	Value

East	377	$80.6	558	$123.2	1,602	$396.3	3,085	$792.3
Midwest	488	93.7	481	141.1	1,633	425.3	3,065	887.0
Southeast	649	129.2	905	169.4	3,235	637.6	5,206	1,130.4
South Central	1,370	245.1	2,542	441.4	7,266	1,293.3	9,740	1,723.5
Southwest	129	25.9	1,088	188.4	2,982	551.6	6,017	1,140.7
West	964	277.8	800	246.0	4,533	1,373.1	6,574	2,556.7

	3,977	$852.3	6,374	$1,309.5	21,251	$4,677.2	33,687	$8,230.6

HOMES CLOSED

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2008		2007		2008		2007
	Homes	Value	Homes	Value	Homes	Value	Homes	Value

East	572	$139.0	1,170	$301.7	2,309	$584.8	4,119	$1,072.9
Midwest	603	134.0	983	292.1	1,905	525.8	3,502	1,037.1
Southeast	875	181.0	1,659	378.3	3,650	781.6	6,156	1,454.6
South Central	2,103	378.2	3,324	586.5	7,960	1,430.1	11,260	2,005.2
Southwest	1,260	235.3	2,413	548.9	5,309	1,066.5	8,149	1,839.2
West	1,548	477.0	2,184	860.7	5,263	1,775.5	8,184	3,312.2

	6,961	$1,544.5	11,733	$2,968.2	26,396	$6,164.3	41,370	$10,721.2

SALES ORDER BACKLOG

	As of September 30,
	2008		2007
	Homes	Value	Homes	Value

East	487	$118.2	1,194	$306.6
Midwest	328	91.6	600	192.1
Southeast	783	165.7	1,198	309.6
South Central	1,999	359.4	2,693	496.2
Southwest	812	170.6	3,139	685.5
West	888	301.9	1,618	704.4

	5,297	$1,207.4	10,442	$2,694.4